Exhibit 12.1
M.A. Hanna Company
Ratio of Earnings to Fixed Charges

                                               Nine Months
                                                  Ended
                                               September 30                Year Ended December 31
                                              1997      1996     1996      1995     1994    1993    1992
Consolidated pretax income
    from continuing operations              $ 84,419   $77,309 $102,891  $ 98,821 $ 66,222 $37,654 $27,005

Adjustments
    Fixed charges - excluding
      capitalized interest:
    Consolidated interest expense             16,507    15,582   20,033    26,278   28,549  32,258  32,509
    Interest portion of rental expense         4,521     4,856    6,215     5,942    5,624   5,281   4,729
      Total fixed charges                     21,028    20,438   26,248    32,220   34,173  37,539  37,238

Adjusted earnings                           $105,447   $97,747 $129,139  $131,041 $100,395 $75,193 $64,243

Ratio of earnings to fixed charges              5.01      4.78     4.92      4.07     2.94    2.00    1.73